Exhibit 10.44
CONFIDENTIAL
April 7, 2016
Ms. Rebecca Cranna
Executive Vice President and
Chief Financial Officer
TerraForm Power, Inc. and
TerraForm Global, Inc.
7550 Wisconsin Avenue, 9th Floor
Bethesda, Maryland 20814

Re:	Retention Award
Dear Ms. Cranna:
TerraForm Power, Inc. (“TerraForm”) has selected you to receive a special retention award to encourage you to remain employed by SunEdison, Inc. (“SunEdison”) through March 31, 2017.

1.	Your Retention Award
(a)    The Amount of Your Award. Subject to the terms and conditions set forth below, you will receive a cash retention award of $299,362.00 (your “Retention Award”).
(b)    Vesting and Forfeiture. A third of your Retention Award will vest on May 31, 2016, a third will vest on September 30, 2016 and the remaining third will vest on March 31, 2017 (each of May 31, 2016, September 30, 2016 and March 31, 2017 a “Vesting Date”). To receive the relevant third of your Retention Award, you must be employed by SunEdison on the applicable Vesting Date.
(c)    Extension of Your Award. You will remain entitled to receive any unpaid portion of your Retention Award if SunEdison terminates your employment without Cause (as defined below) before an applicable Vesting Date and either (1) you accept an offer of employment from TerraForm Power, Inc., TerraForm Global, Inc. or an affiliate (together, the “TerraForm Companies”) for an equivalent position and at least equivalent compensation (each determined in TerraForm’s reasonable discretion) and remain employed through the applicable Vesting Date or (2) no TerraForm Company offers you employment at an equivalent position. You must inform TerraForm promptly of a termination without Cause to be eligible for this extension of your Retention Award. For the avoidance of doubt, if you terminate your employment with SunEdison for any reason, your employment is terminated for Cause by SunEdison or your employment is terminated by SunEdison without Cause and you do not inform TerraForm promptly, in each case, before a Vesting Date, then your unpaid Retention Award will be forfeited and you will have no right to any payment in respect of it.
(d)    Payment. The relevant third of your Retention Award will be payable to you as soon as practicable following the applicable Vesting Date, but in any event within thirty days of that Vesting Date.
(e)    Cause. For purposes of this letter, “Cause” means your: (1) continued failure to substantially perform your duties to SunEdison (or the TerraForm Companies for the period you are providing services to them under the relevant Management Services Agreement); (2) conviction of, or plea of guilty or nolo contendere to, a felony; (3) engaging in illegal conduct or gross misconduct that causes financial or reputational harm to SunEdison or any of the TerraForm Companies; or (4) engaging in fraud in connection with the business of SunEdison or any TerraForm Company or misappropriation of SunEdison’s or any TerraForm Company’s funds or property. TerraForm shall determine in its discretion whether your employment with SunEdison was terminated for Cause, and you agree that, in consideration of this letter, any such determination shall be binding on you.

2.	General Provisions
(a)    Not a Contract of Employment; No Assignment. You and TerraForm acknowledge that this letter does not constitute a contract of employment with any TerraForm Company and that your employment continues to be with SunEdison. This letter is personal to you and you will not have any right to transfer, assign, pledge, alienate or create a lien upon this letter or any rights hereunder. The Retention Award is unfunded and unsecured and payable out of the general funds of TerraForm.
(b)    Amendments and Waivers. Any provision of this letter may be amended or waived but only if the amendment or waiver is in writing and signed by TerraForm (and, in the case of an amendment, by you).
(c)    Taxes. TerraForm will not withhold any federal, state or local taxes from the Retention Award (unless you become an employee of TerraForm). You hereby acknowledge that you will be responsible for the payment and remittance of any such taxes that are applicable to the Retention Award.
(d)    Governing Law. The laws of the State of Delaware applicable to agreements to be performed entirely within the State of Delaware govern all matters arising out of or relating to this letter, including its interpretation, construction, performance and enforcement.
(e)    Entire Agreement. This letter sets forth the entire agreement between the parties with respect to the subject matter hereof, and fully supersedes any and all prior agreements, understandings, or representations between the parties pertaining to the subject matter of this letter.
(f)    Counterparts. This letter may be executed as counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.
*               *               *
Very truly yours,
/s/ Peter Blackmore
Peter Blackmore
The Office of the Chairman of TerraForm Power and TerraForm Global

TerraForm Power • 7550 Wisconsin Ave, 9th Floor, Bethesda, MD 20814 • www.terraform.com